Exhibit 3.38

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AVIONIC INSTRUMENTS INC.

Under Section 242 of the General Corporation Law
of the State of Delaware

The undersigned, David M. Reinfeld, President and Pear Reinfeld, Secretary, of Avionic Instruments Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), do hereby certify as follows:

FIRST:                                                           The name of the Corporation is AVIONIC INSTRUMENTS INC. and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 10, 1986.

SECOND:                                            The Certificate of Incorporation is hereby amended by deleting Article FOURTH thereof in its entirety and inserting in lieu thereof a new Article FOURTH reading, in its entirety, as follows:

“FOURTH:                                     The total number of shares of stock which the Corporation shall have authority to issue is Twenty-Five Million (25,000,000). The par value of each share of stock is one cent. All such shares are of one class and are shares of Common Stock.”

THIRD:                                                       The amendments set forth above have been duly adopted by the Board of Directors and by the holder of the majority of the issued and outstanding Common Stock with written notice to all other stockholders in accordance with provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have signed this certificate this 23rd day of December, 1997.

AVIONIC INSTRUMENTS INC.

By	/s/ David M. Reinfeld
Name: David M. Reinfeld
Title: President

By	/s/ Pearl Reinfeld
Name: Pearl Reinfeld
Title: Secretary